EXHIBIT 23.1

RISK FACTORS RELATING TO OUR FORMER INDEPENDENT AUDITOR NOTICE REGARDING CONSENT
                             OF ARTHUR ANDERSEN LLP



     Section 11(a) of the Securities Act provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.


     On May 9, 2002, The Fairchild Corporation dismissed Arthur Andersen LLP as its independent auditors. Prior to the date of this Form S-8, the Arthur Andersen partner responsible for the audit of the financial statements of The Fairchild Corporation as of June 30, 2001 and for the year then ended resigned from Arthur Andersen. As a result, after reasonable efforts, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into The Fairchild Corporation's previously filed Registration Statement File Nos. 35-27317, 33-21698, 33-06183, 333-49779, and 333-62037 of
Arthur Andersen's audit report with respect to the Company's financial statements as of June 30, 2001 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits The Fairchild Corporation to file this Form S-8 without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you may be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.